Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

        On December 19, 2002, Ball, through an indirect, wholly-owned subsidiary, acquired 100 percent of the capital stock of Schmalbach-Lubeca GmbH (Schmalbach), a European beverage can manufacturer, for an initial cash purchase price of €922.3 million (approximately $948 million), plus acquisition costs of $11.6 million, refinancing costs of $28.1 million and the assumption of approximately $20 million of debt and approximately $11 million of unencumbered cash. The company also assumed approximately $300 million of ongoing pension liabilities. The final acquisition price was subsequently reduced by working capital and other purchase price adjustments of €24 million ($27.8 million) and may be further reduced based upon the final valuation of pension liabilities. The acquisition has been accounted for using the purchase method of accounting, and accordingly, its results have been included in Ball’s consolidated financial statements effective from December 19, 2002. Under this method, the purchase price has been allocated to the assets and liabilities acquired based on preliminary estimates of fair value. The valuation of certain assets and liabilities is still in process by management and third-party experts and therefore, the actual fair values may vary from the preliminary estimates.

        In connection with the acquisition, we refinanced the majority of the company’s indebtedness and, as a result, recorded an after-tax charge from the early extinguishment of debt of $3.2 million (6 cents per diluted share). The refinancing, including related costs, was completed with the placement of $300 million in 6.875% senior notes due 2012 and $1.1 billion from borrowings under new long-term multi-currency senior credit facilities. Approximately $580 million of existing long-term debt remained in place.

        The new senior credit facilities bear interest at variable rates and are comprised of the following: (1) $250 million Term Loan A, denominated in euros and/or British pounds, due in installments through December 2007; (2) $300 million Term Loan B, denominated in euros, due in installments through December 2009; (3) $350 million Term Loan B, denominated in U.S. dollars, due in installments through December 2009; (4) a multi-currency long-term revolving credit facility which provides us with up to the equivalent of $415 million and (5) a Canadian long-term revolving credit facility which provides us with up to the equivalent of $35 million. Both revolving credit facilities expire in 2007.

        The unaudited pro forma condensed combined statement of earnings for the year ended December 31, 2002, is based on the consolidated financial statements of Ball and the combined financial statements of Schmalbach-Lubeca Beverage Cans and adjusted to give effect to the acquisition and related financings as if they had occurred on January 1, 2002. Adjustments for the acquisition and related financings are based upon historical financial information of Ball and Schmalbach-Lubeca Beverage Cans and certain assumptions that management of Ball believes are reasonable.

        The pro forma financial data do not necessarily reflect the results of operations of Ball that actually would have resulted had the transactions occurred at the date indicated, or project the results of operations or financial position of Ball for any future date or period.

        Prior to July 1, 2002, Schmalbach-Lubeca AG, the predecessor to Schmalbach-Lubeca GmbH, consisted of three operating segments—PET containers, White Cap closures and beverage cans. On July 1, 2002, Schmalbach sold both the PET and White Cap businesses. The Schmalbach-Lubeca Beverage Cans historical financial statements included herein represent the beverage can business and an allocated portion of the corporate headquarters function and exclude the businesses that were sold on July 1, 2002. The Schmalbach-Lubeca Beverage Cans combined statement of earnings includes all items of revenue and income generated by the beverage can operations and all items of expense directly incurred by or charged to the beverage can business, as well as an allocation of certain corporate expenses. Also included are certain historical corporate activities of Schmalbach, relating to the beverage can business, which are not reflective of the recurring operations of the business under Ball ownership and management subsequent to the acquisition.

        The Schmalbach-Lubeca Beverage Cans combined financial statement of earnings was prepared in accordance with International Accounting Standards, or IAS, which differ in certain respects from accounting principles generally accepted in the United States, or US GAAP, and were adjusted to US GAAP. The combined statement of earnings was prepared in euros and translated to U.S. dollars at the average of the daily closing rates for the period presented. Certain reclassifications were made to conform the Schmalbach-Lubeca Beverage Cans combined statement of earnings to Ball’s presentation.

        The unaudited pro forma condensed combined financial data should be read in conjunction with:

o	Ball’s audited consolidated financial statements and related notes contained in Ball’s Annual Report on Form 10-K for the year ended December 31, 2002, Ball’s unaudited condensed consolidated financial statements and related notes contained in Ball’s Quarterly Report on Form 10-Q for the quarter ended March 30, 2003, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the year ended December 31, 2002 and Quarterly Report on Form 10-Q for the quarter ended March 30, 2003;

o	Schmalbach-Lubeca Beverage Cans’ audited combined financial statements for the year ended December 31, 2001 and Schmalbach-Lubeca Beverage Cans’ unaudited combined financial statements for the nine months ended September 30, 2002, together with related notes, contained in Ball’s Amendment to Current Report on Form 8-K filed January 28, 2003; and

o	Schmalbach’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Ball’s S-4/A filed February 27, 2003.

Unaudited Pro Forma Condensed Combined Statement of Earnings Year
ended December 31, 2002
(dollars in millions, except per share data)

	Ball Historical US GAAP		Schmalbach Historical US GAAP(1)	Other Pro Forma Adjustments US GAAP		Pro Forma Total US GAAP
Net sales	$3,858.9		$1,051.4	$—		$4,910.3
Cost of sales (excluding depreciation and
amortization)	3,230.4		779.6	—		4,010.0
Depreciation and amortization	149.2		42.1	0.2	(a)	190.1
				3.9	(b)
				(5.3)	(c)
Business consolidation costs and other	(2.3)		(5.9)	—		(8.2)
Selling and administrative	165.9		71.8	0.4	(a)	238.1
Receivable securitization fees and other	4.7		6.7	0.4	(a)	11.8

Earnings before interest and taxes	311.0		157.1	0.4		468.5
Interest expense	80.8	(2)	5.0	(3.1)	(d)	138.8
				56.1	(e)

Earnings (loss) before taxes	230.2		152.1	(52.6)		329.7
Tax provision	(81.9)	(2)	(43.3)	18.4	(f)	(106.8)
Minority interests	(1.5)		—	—		(1.5)
Equity in earnings of affiliates	9.3		—	—		9.3

Net earnings (loss)	$156.1		$108.8	(34.2)		$230.7

Earnings per share:
Basic	$2.77					$4.10
Diluted	$2.71					$4.01
Weighted average common shares outstanding:
Basic	56,317					56,317
Diluted	57,538					57,538

(1)	Schmalbach’s historical information is for the period from January 1, 2002, to December 18, 2002. Schmalbach’s results are included in Ball’s historical results from December 19, 2002, the date of acquisition, through December 31, 2002. A reconciliation of IAS to US GAAP is included on page 5.

(2)	Effective January 1, 2003, Ball adopted Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44, and 64, amendment of FASB Statement No. 13, and Technical Corrections as of April 2002." In accordance with this statement, the after-tax extraordinary loss from early debt extinguishment, which we reported in the 2002 consolidated statement of earnings in our 2002 Annual Report on Form 10-K, has been reclassified to reflect $5.2 million more interest expense and a $2 million lower provision for income taxes.

Notes to Unaudited Pro Forma Condensed
Combined Statement of Earnings

(a)	Historically, certain corporate overhead costs were allocated to the beverage can business. For purposes of preparing Schmalbach-Lubeca Beverage Cans' historical financial statements, where it was possible to specifically identify costs as relating to the beverage can business, those costs were charged directly to that business. Where it was not possible to specifically identify the costs relating to a particular business, a portion of the costs were allocated to the beverage can business based on revenues. In addition, certain corporate expenses were allocated to the combined financial statements of Schmalbach for the sole purpose of preparing them. These included historical corporate activities of Schmalbach which are either unrelated to the beverage can business or not reflective of the recurring operations on a stand alone basis. Accordingly, we have made certain adjustments that reflect the corporate overhead costs that we anticipate Schmalbach will incur as a wholly-owned subsidiary of Ball.

(b)	Represents the amortization of other identified intangible assets over a period of 7.3 years. Ball and Schmalbach-Lubeca Beverage Cans did not amortize goodwill in the year ended December 31, 2002.

(c)	Represents the change in depreciation resulting from the step-up of plant and equipment to their respective fair values, as required by Statement of Financial Accounting Standards No. 141, as well as changing the historical useful lives of the plant and equipment to their estimated remaining useful lives. Plant and equipment are being depreciated over periods from two to 25 years.

(d)	Represents the elimination of interest expense on Schmalbach debt not assumed by Ball Corporation. Ball Corporation assumed approximately $20 million in loans and capital leases and $20.7 million under the accounts receivable securitization program.

(e)	Interest expense for the year ended December 31, 2002, was adjusted to reflect the following borrowings:

	Weighted Average
Debt Instrument	Average Principal	Interest Rate	Interest Expense
	(dollars in millions)
Senior Notes due 2006	$300.0	7.75%	$23.3
Senior Notes due 2012	300.0	6.875%	20.6
Senior Subordinated Notes due 2008	250.0	8.25%	20.6
Multi-currency term loans	792.3	4.88%	38.7
Multi-currency revolving credit facilities	308.7	4.14%	12.8
Other debt	110.7	5.27%	5.8
Finance cost amortization			6.1
Write off of finance costs related to early debt extinguishment			5.2
Commitment, letters of credit and other interest expense			5.7

Total			$138.8

A change in interest rates of 1/8% would have increased or decreased interest expense by approximately $1.1 million.

(f)	Income tax expense was adjusted to reflect an effective tax rate of 35% on the pro forma adjustments, which was the effective tax rate for Ball.

          The following table reconciles from IAS to US GAAP the Schmalbach-Lubeca Beverage Cans combined statement of earnings for the period from January 1, 2002, to December 18, 2002. The amounts have been translated at an average daily closing rate for the period of $0.94386 to €1.00.

Reconciliation of IAS to US GAAP of Schmalbach-Lubeca Beverage Cans
Unaudited Statement of Earnings
Period from January 1, 2002, to December 18, 2002
(in millions)

	Schmalbach IAS (in €)	US GAAP Adjustments (in €)		Schmalbach US GAAP (in €)	Reclassification to Ball Presentation (in €)	Schmalbach US GAAP In Ball Presentation (in €)	Schmalbach US GAAP (in $)
Net sales	€1,113.9	€—		€1,113.9	€—	€1,113.9	$	l,051.4
Cost of sales	851.7	13.7	(i)	856.0	(30.0)	826.0		779.6
		(5.6	)(ii)
		(3.3	)(iii)
		0.1	(iv)
		(0.2	)(viii)
		(0.4	)(ix)
Depreciation and amortization	—	—		—	44.6	44.6		42.1
Business consolidation costs	(1.8)	—		(1.8)	(4.5)	(6.3)		(5.9)
and other
Selling expenses	32.9	—		32.9	(32.9)	—		—
Selling and administrative	—	—		—	76.1	76.1		71.8
General and administrative	51.3	—		51.3	(51.3)	—		—
expenses
Other operating income	(28.9)	—		(28.9)	28.9	—		—
Receivable securitization	—	—		—	7.1	7.1		6.7
fees and other
Other operating expenses	50.2	(5.9	)(vi)	37.4	(37.4)	—		—
		(7.6	)(vii)			—		—
		0.7	(ix)			—		—

Earnings before interest	158.5	(8.5)		167.0	0.6	166.4		157.1
and taxes
Interest expense	19.5	(13.7	)(i)	5.9	(0.6)	5.3		5.0
		0.1	(viii)

Earnings before taxes	139.0	22.1		161.1	—	161.1		152.1
Tax provision	(48.5)	2.6	(v)	(45.9)	—	(45.9)		(43.3)

Net earnings	€90.5	€24.7		€115.2	€—	€115.2		$108.8

Notes to IAS to US GAAP Reconciliation of
Schmalbach Unaudited Statement of Earnings

(i)	Under IAS, Schmalbach reflected the interest cost element of pension expense as interest expense. Under US GAAP, the interest cost element is reflected in cost of sales.

(ii)	Effective August 31, 2000, a new basis of accounting was established related to certain transactions made by Schmalbach’s parent company, which resulted in the step-up of property, plant and equipment, intangible assets, inventories and goodwill. This adjustment reflects the effects of depreciation of fixed assets and the amortization of goodwill and intangible assets, after applicable taxes, under the new basis of accounting. There was no other impact to the unaudited pro forma condensed combined statements of earnings as a result of the new basis of accounting.

(iii)	In December 2000, it was determined in accordance with IAS and US GAAP that an impairment charge of €20 million was required for certain operating assets. In the fourth quarter 2001, events occurred which impacted the future expected cash flows of these operating assets such that a restoration of the 2000 impairment loss was required under IAS. However, under US GAAP, restoration of an impairment loss is not permitted. Therefore, the impairment loss has been reinstated and the resulting impact on the carrying value and the depreciation expense has been added back under US GAAP.

(iv)	This adjustment reflects the effect of capitalization under US GAAP of financing costs related to significant plant and equipment construction projects.

(v)	Current and deferred taxes have been provided on all adjustments at the applicable local country rate to which the adjustment applies.

(vi)	In June 2002, Schmalbach’s investment in China was sold, resulting in a loss on the sale. The loss included the write-off of €5.9 million for goodwill that had been previously offset against equity under IAS. For US GAAP purposes, this goodwill was previously written-off in 2000. Therefore, a US GAAP adjustment is required to reverse the charge taken for IAS. The US GAAP difference results from the cost basis difference between US GAAP and IAS at the time of sale.

(vii)	Represents the reversal of goodwill amortization from Schmalbach-Lubeca Beverage Cans' historical earnings to reflect the adoption of Statement of Financial Accounting Standards (SFAS) No. 142.

(viii)	Represents the effects of adjusting IAS accounting to capitalize certain leases in accordance with SFAS No. 13.

(ix)	In 2001 negative goodwill was recorded in connection with the acquisition of a production facility in La Ciotat, France. Under US GAAP, negative goodwill is not recorded. As a result, the amortization of negative goodwill recorded by Schmalbach-Lubeca Beverage Cans, as well as the depreciation of the related adjustment to property, plant and equipment, was reversed.